UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Trust for Professional Managers
__________________________________________________________
(Name of Registrant As Specified In Its Charter)

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IMPORTANT NEWS ABOUT THE ALTERNATIVE STRATEGIES MUTUAL FUND

March 18, 2010

To the Shareholders of the Alternative Strategies Mutual Fund:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment sub-advisor to the Alternative Strategies Mutual Fund (the “Fund”), a series of the Trust for Professional Managers (the “Trust”).

As described in the enclosed Information Statement, on October 23, 2009, the Board of Trustees of the Trust approved the appointment of DuPont Capital Management Corporation (“DCM”) as a new sub-advisor to manage a portion of the Fund’s assets effective as of December 31, 2009.  Accordingly, Ascentia Capital Partners, LLC (“Ascentia”), the Fund’s investment adviser, has entered into a new sub-advisory agreement with DCM.  The sub-advisory agreement with DCM was approved by the Trust’s Board of Trustees in accordance with an exemptive order granted to the Fund by the Securities and Exchange Commission on October 15, 2008.  The following pages provide more information about DCM.  Please take a few moments to read this information.  Call us at 866-506-7390 if you have any questions or would like additional information.

On behalf of Ascentia, I thank you for your continued investment.

Sincerely,

Stephen McCarty
President
Ascentia Capital Partners, LLC

ALTERNATIVE STRATEGIES MUTUAL FUND
A SERIES OF TRUST FOR PROFESSIONAL MANAGERS
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW SUB-ADVISOR

This Information Statement is being mailed on or about March 18, 2010 to shareholders of record as of December 31, 2009 (the “Record Date”).  The Information Statement is being provided to shareholders of the Alternative Strategies Mutual Fund (the “Fund”), a series of the Trust for Professional Managers (the “Trust”), 615 East Michigan Street Milwaukee, Wisconsin 53202, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust and Ascentia Capital Partners, LLC (“Ascentia” or the “Adviser”), the investment adviser to the Fund, received from the Securities and Exchange Commission (the “SEC”) on October 15, 2008.  The exemptive order permits the Adviser, subject to approval of the Trust’s Board of Trustees (the “Board”), to enter into or materially amend sub-advisory agreements without obtaining shareholder approval, provided that an Information Statement is sent to the shareholders of the Fund.  The Board reviews the Fund’s sub-advisory agreements annually.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund will bear the expenses incurred with preparing and distributing this Information Statement.  One Information Statement may be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the Shareholders.

YOU MAY OBTAIN A COPY OF THE FUND’S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY WRITING TO ALTERNATIVE STRATEGIES MUTUAL FUND, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201 OR BY CALLING (TOLL-FREE) 866-506-7390.

THE ADVISER AND ITS ADVISORY AGREEMENT

Ascentia Capital Partners, LLC, a Nevada limited liability company, is located at 5470 Kietzke Lane, Suite 230, Reno, Nevada 89511.  The Adviser entered into an Investment Advisory Agreement dated September 20, 2007 (the “Advisory Agreement”) with the Trust, on behalf of the Fund, to serve as the Investment Adviser to the Fund.  The Advisory Agreement was submitted to a vote of the initial shareholder of the Fund on March 3, 2008.  The Advisory Agreement continues in effect for an initial period of two years from the date of the Fund’s inception on March 3, 2008, and subsequently from year to year thereafter only if such continuance is specifically approved at least annually by the Board, including a majority of trustees of the Trust who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement or by vote of a majority of the Fund’s outstanding voting securities.  The Advisory Agreement is terminable without penalty by the Trust, on behalf of the Fund, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty days’ written notice, or by the Adviser upon sixty days’ written notice, and will automatically terminate in the event of its “assignment” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Advisory Agreement provides that the Adviser, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties under the Advisory Agreement, will not be subject to liability to the Trust or the Fund or any shareholder of the Fund for any act or omission in the course of, or in connection with, rendering services under the Advisory Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.  In addition, each party to the Advisory Agreement is indemnified by the other against any loss, liability, claim, damage or expense arising out of the such indemnified party’s performance or non-performance of any duties under the Advisory Agreement, except in the case of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of it obligations and duties.

As compensation for its services, the Adviser receives a management fee from the Fund at the annual rate of 1.95% of the Fund’s average daily net assets, payable on a monthly basis.  From the Fund’s management fees, the Adviser pays the Fund’s sub-advisors a sub-advisory fee.  The Adviser currently utilizes five sub-advisors.  Under the Advisory Agreement, the Adviser monitors the performance of the sub-advisors on an ongoing basis.  Factors the Adviser considers with respect to each sub-advisor include, among others:

•	the qualifications of the sub-advisor’s investment personnel;
•	the sub-advisor’s investment philosophy and process; and
•	the sub-advisor’s long-term performance results.

Each sub-advisor to the Fund serves pursuant to a separate sub-advisory agreement under which the sub-advisor manages a portion of the Fund’s investment portfolio allocated to it by the Adviser, and provides related compliance and record-keeping services.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

At a meeting of the Board held October 23, 2009 (the “October 2009 Meeting”), the Board, including a majority of the trustees who are not “interested persons” of the Trust under the meaning of the 1940 Act (the “Independent Trustees”), reviewed the various factors relevant to the Board’s consideration of the DCM Sub-Advisory Agreement and the Board’s legal responsibilities related to such consideration and after analysis and discussions of the factors identified below, approved an investment sub-advisory agreement (the “DCM Sub-Advisory Agreement”) between the Adviser and DCM.

Nature, Extent and Quality of Services Provided by DCM:  The Board considered: (i) DCM's organization; (ii) its favorable history, reputation, qualification and background, as well as the qualifications of its personnel; (iii) the expertise that DCM offers in providing portfolio management services to other similar portfolios and the performance history of those portfolios; (iv) its proposed investment strategy for the Fund; (v) its long- and short-term performance relative to comparable mutual funds and unmanaged indexes; and (vi) its compliance program.  The Board specifically took into account DCM’s investment process, evaluating how DCM would complement the Fund’s existing sub-advisors.  The Board also discussed the acceptability of the terms of the DCM Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund’s other sub-advisory agreements.  The Board also discussed DCM’s back-office, compliance and operational capabilities.  Based on the foregoing, and based on other information received (both oral and written, including the information on investment performance referenced below) and other considerations, the Board concluded that DCM was in a position to provide a high quality of services to the Fund.

Investment Performance of DCM:  For purposes of evaluating the nature, extent and quality of services provided under the DCM Sub-Advisory Agreement, the Board carefully reviewed DCM’s strong performance history.  In this regard, the Board accorded weight to DCM’s other similarly managed accounts absolute and relative returns (versus the Fund’s benchmarks) over one- and three-year periods. The Board concluded that, in light of the market conditions, DCM performed favorably.

Costs of Services Provided:  The Board reviewed the proposed level of sub-advisory fees, noting that the proposed fees would be paid by the Adviser and would not impact the fees paid by the Fund.  The Board concluded that the proposed DCM sub-advisory fee was reasonable.

Profitability and Economies of Scale to be Realized:  The Board recognized that, because DCM’s fees would be paid by the Adviser and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Advisory Agreement, which was considered separately at a meeting of the Board on January 18, 2010.

The recommendation to hire DCM was made by the Adviser in the ordinary course of its ongoing evaluation of its sub-advisors.  Importantly, the recommendation to hire DCM to manage a portion of the Fund’s assets was based on an evaluation of the qualifications of DCM’s investment personnel, investment philosophy and process and long-term performance results, among others factors, including the Adviser’s analysis that DCM’s investment strategy of DCM is complementary to the investment strategy of the Fund’s other sub-advisors.

INFORMATION REGARDING THE INVESTMENT SUB-ADVISORY AGREEMENT WITH DCM

The fees each sub-advisor of the Fund receives are paid from the Adviser’s management fees set forth below.  For its services under the investment advisory agreement with the Trust, the Adviser receives a management fee of 1.95% of the average net assets of the Fund, computed daily and payable monthly.  The Adviser has contractually committed to waive its management fees or reimburse Fund expenses to the extent necessary to maintain the net operating expense ratio of the Fund (exclusive of acquired fund fees and expenses, dividends on short sales, interest, taxes and extraordinary expenses) at 2.75% and 2.50% of the Fund’s average net assets for Class A and Class I shares, respectively, for at least an initial three-year period ending March 3, 2011.  In addition, the Adviser may voluntarily agree to waive a portion of the management fees payable to it above and beyond any amount waived under such agreement.

For the fiscal year ended February 28, 2010, the Fund paid the Adviser the following management fees:

Advisory Fee	Waiver	Advisory Fee after Waiver
$375,220	$(173,703)	$201,517

The DCM Sub-Advisory Agreement was approved by the Board at the October 2009 Meeting for an initial term of two years.  Thereafter, continuance of the DCM Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The DCM Sub-Advisory Agreement provides that it will terminate automatically in the event of its “assignment” within the meaning of the 1940 Act, except as otherwise provided by applicable law or the exemptive order.

Other than the effective and renewal dates, and the rate of compensation paid by the Adviser to particular sub-advisors, the terms of the DCM Sub-Advisory Agreement are substantially similar to the sub-advisory agreements between the Adviser and the other sub-advisors of the Fund.  The DCM Sub-Advisory Agreement provides that DCM, among other duties, will make all investment decisions for the portion of the Fund’s assets allocated to DCM using the Fund’s International Strategy, as described in the Fund’s prospectus.  DCM, subject to the supervision of the Board and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the portion of the Fund’s assets allocated to DCM.  DCM also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s assets.

The DCM Sub-Advisory Agreement provides that the Adviser will compensate DCM on the basis of the average daily net assets of the Fund allocated to DCM.  The Adviser compensates DCM from the management fees that it receives from the Fund.  DCM generally will pay all expenses it incurs in connection with its activities under the DCM Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.  The table below illustrates the aggregate sub-advisory fees paid by the Adviser on behalf of the Fund to the sub-advisors responsible for the Fund’s management for the fiscal period ended February 28, 2010:

Sub-Advisory Fees (total dollar amount)	Sub-Advisory Fees (as a percentage of net assets)
$310,730.77	0.93%

The DCM Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Adviser, or (ii) by DCM, all on not less than sixty days’ written notice to DCM, the Adviser and the Trust.

INFORMATION ABOUT DCM

DCM is incorporated under the laws of the state of Delaware.  It is a wholly owned subsidiary of the E.I. DuPont de Nemours & Co. Inc., and is an investment adviser, registered as such under the 1940 Act.  DCM offers investment advisory services and global perspective to institutional investors.  As of December 31, 2009, DCM had approximately $24.1 billion in assets under management.  DCM is located at Delaware Corporate Center, One Righter Parkway, Suite 3200, Wilmington, Delaware 19803.

The following table provides information on the principal executive officers and directors of DCM:

Name and Address*	Title and Principal Occupation
Valerie J. Sill	President, Chief Executive Officer, Chief Investment Officer and Director
Mary Jo Anderson	Secretary and Chief Compliance Officer
Carmen J. Gigliotti	Managing Director, Private Markets
Krzysztof A. Kowal	Managing Director and Chief Investment Officer, Fixed Income
Rafi U. Zaman	Managing Director, Global Equities
Brett F. Sumsion	Managing Director, Asset Allocation and Chief Commercial Officer
Robin P. Sachs	Chief Operations Officer
John R. Macedo	Treasurer
Susan M. Stalnecker	Director
* The principal mailing address of each individual is that of DCM’s principal offices as stated above.

The portion of the Fund’s assets allocated to DCM is managed by Rafi U. Zaman, CFA.  Mr. Zaman is the Managing Director of Global Equities at DCM, and directs and co-manages all equity groups.  He joined DCM in 1998.  Mr. Zaman holds a B.S. Degree with honors in Mechanical Engineering from the REC Kurukshetra in India, an M.S. Degree in Industrial Engineering from Stanford University and is a CFA charterholder.

Other Investment Companies Advised or Sub-Advised by DCM.  DCM currently do not act as an adviser or sub-advisor to any other registered investment companies, or funds, having similar investment objectives and policies to those of the Fund.  DCM has not waived, reduced or otherwise agreed to reduce its compensation under any contract with any other fund.

ADDITIONAL INFORMATION ABOUT THE FUND

ADMINISTRATOR AND TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the administrator and transfer agent of the Fund.

PRINCIPAL UNDERWRITER

Quasar Distributors, LLC, a subsidiary of U.S. Bancorp, located at 615 East Michigan, 4th Floor, Milwaukee, Wisconsin 53202, serves as the principal underwriter and distributor of the Fund.

CUSTODIAN

U.S. Bank N.A., Custody Operations, located at 1555 North River Center Drive, Suite 302 Milwaukee, Wisconsin 53212, provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual and semi-annual reports are available on request, without charge, by writing to the Alternative Strategies Mutual Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201, or by calling (toll-free) 866-506-7390.

RECORD OF BENEFICIAL OWNERSHIP

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of the Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of a company or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund.  For each person listed that is a company, the jurisdiction under the laws of which the company is organized (if applicable) and the company’s parents are listed.  As of the Record Date, the following shareholders were considered to be either a control person or principal shareholder of the Fund:

Alternative Strategies Mutual Fund – Class A shares
Name and Address	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Pershing, LLC P.O. Box 2052 Jersey City, NH 07303-2052	68.35%	Record	The Bank of New York Mellon Corporation	NY
NFS LLC FEBO Joan Lyons P/Adm Joan Lyons DBP 17G Heritage Drive Chatham, NJ 07928-2966	12.13%	Record	N/A	N/A
Legent Clearing LLC A/C 6109-1539 9300 Underwood Ave, Suite 400 Omaha, NE 68114-2685	8.43%	Record	N/A	N/A
Stifel Nicolaus & Co. A/C 8373-0731 Doreen E. Rosser Roth 501 North Broadway St. Louis, MO 63102-2131	5.15%	Record	N/A	N/A

Alternative Strategies Mutual Fund – Class I shares
Name and Address	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Denis J. Nayden One Stamford Plaza 263 Tresser Blvd, Suite 1500 Stamford, CT 06901-3236	22.73%	Record	N/A	N/A
LPL Financial FBO Customer Accounts Attn: Mutual Fund Operations P.O. Box 509046 San Diego, CA 92150-9046	11.67%	Record	N/A	N/A
Pershing, LLC P.O. Box 2052 Jersey City, NJ 07303-2052	11.04%	Record	N/A	N/A

NFS LLC FEBO Adagio Trust Company 730 Sandhill Road, Suite 1500 Reno, NV 89521-4837	7.93%	Record	N/A	N/A
Charles Schwab & Company, Inc. Special Cust A/C FBO Customers Attn: Mutual Funds 101 Montgomery Street Cincinatti, OH 45263-0001	7.43%	Record	N/A	N/A
Ameritrade Inc. FBO 7583088341 P.O. Box 2226 Omaha, NE 68103-2226	7.17%	Record	N/A	N/A
Fifth Third Bank TTEE FBO Dunham Trust Co. Client A/C #01010034471744 P.O. Box 3385 Cincinatti, OH 45263-0001	6.60%	Record	N/A	N/A
Diversified Trends Enhanced Fixed Income Fund LP 515 Madison Ave. Fl 13 New York, NY 10022-5403	6.56%	Record	N/A	N/A

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own any of the outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year.  Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to the Fund, such as annual and semi-annual reports, proxy materials, quarterly statements, etc., are being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions by contacting the Fund in writing at Alternative Strategies Mutual Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or by calling (toll-free) 866-506-7390.  Shareholders sharing an address who are currently receiving multiple copies of such documents may request delivery of a single copy by contacting the Fund at the same address or telephone number.